EXHIBIT 99.1

IA GLOBAL REVENUE GUIDANCE OF $12-$15 MILLION FOR THE THREE MONTHS ENDED DECEMBER 31, 2005; 2005 PROJECTED SALES OF $43.2-$46.2 MILLION

TAMPA, FL December 20, 2005/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced projected revenues of $12-$15 million for the three months ended December 31, 2005 at current exchange rates as compared to $11,802,000 for the same period in 2004. Sales for 2005 are projected at $43.2- $46.2 million at current exchange rates as compared to $31,550,000 for the same period in 2004.

The company’s President, Mark Scott, said, “We are pleased to announce that Global Hotline had a strong fourth quarter. The acquisition of Global Hotline closed June 15, 2005 and this is our second full quarter with their results. Rex Tokyo was impacted by order delays from its major customer and lower than expected sales. In addition, overall sales were impacted by 6.1% due to the exchange rates during the quarter.”

We expect to release our results for the three months ended and year ended December 31, 2005 by March 31, 2006.

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the gaming, entertainment and technology areas. We own 60.5% equity interest in Rex Tokyo Co Ltd, which is a supplier and installer of parts to the Pachinko and slot machine gaming industry in Japan. Rex Tokyo supplies items such as automatic medal dispensing machines, automatic cigarette butt disposal systems, Pachinko balls and other Pachinko accessory products as well as numerous new Pachinko and slot machines. We own 100% of Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines in Japan.

For further information, contact:

Mark Scott, President and CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Specifically, the statements in this press release concerning the projected revenues for the three months and year ended December 31, 2005 are forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.